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Exhibit 10.1

THE ST. PAUL COMPANIES, INC.

385 Washington Street
St. Paul, Minnesota 55102

        March 3, 2002

Jerome T. Fadden
253 Oenoke Ridge Road
New Canaan, CT 06840

Dear Jerry:

        I am writing this letter on behalf of the Board of Directors (the "Board") of The St. Paul Companies, Inc. (the "Company" or "SPC") to confirm the terms and conditions of your employment with SPC and St. Paul Re or any successor to, or acquiror of, all or substantially all of the assets of St. Paul Re ("SPR"), which is currently a division of the Company (the "Letter Agreement").

1.    Term of Employment.

        Your employment will commence on or about March 4, 2002 (the "Effective Date") and, subject to termination as provided in Section 8, shall end on the fifth anniversary of the Effective Date; provided that on the fifth anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term".

        In the event of an initial public offering of SPR (the "IPO"), the Company shall promptly assign all of its rights and obligations hereunder to SPR and shall, upon such assignment, cease to be a party to this Letter Agreement (except as otherwise provided herein) and SPR will be the sole obligor hereunder. Following assignment of this Letter Agreement to SPR, all references herein to the "Company" shall be deemed to mean SPR, all references to the "Board" shall be deemed to mean the Board of Directors of SPR and all references to the "Committee" shall be deemed to mean the Personnel & Compensation Committee (or other analogous committee) of the SPR Board of Directors.

2.    Title and Duties.

  (a)
  Position.    During the Term, you will serve as Chief Executive Officer of SPR and will have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Board which are consistent with your position as Chief Executive Officer of SPR. In addition, at your election, you may also serve as President of SPR at any time prior to the IPO; provided, however, that upon and after the IPO and for the remainder of the Term you shall also serve as President of SPR. Prior to an IPO, you shall report solely and directly to the Chairman of the Board and all SPR executives shall report to you. Upon and after an IPO, you shall report solely and directly to the St. Paul Re Board of Directors (the "SPR Board") and all SPR executives shall continue to report to you.

  (b)
  Board and Committees.    Prior to the IPO during the Term, the Company will use its best efforts to elect you to the SPR Board. Following the IPO, the Company will use its reasonable best efforts to re-elect you to the SPR Board.

  (c)
  Outside Interests.    Subject to the approval of the Company's Chief Executive Officer prior to an IPO and the SPR Board on or after an IPO, which approval shall not be unreasonably withheld, nothing contained herein shall preclude you from (i) serving on the board of directors of any business corporation; (ii) serving on the board of, or working for any charitable or community organization, or (iii) pursuing your personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of your duties hereunder and do not violate the provisions of Section 11(b) hereof.

3.    Basic Salary.

        During the Term, the Company will pay you a minimum base salary at the annual rate of $450,000 (the "Base Salary"), payable in accordance with the Company's payroll practices as in effect from time to time. The Personnel & Compensation Committee (the "Committee") of the Board will review your Base Salary annually based on a recommendation by the Chief Executive Officer of the Company prior to an IPO and may, in its sole discretion, increase (but not decrease) the Base Salary based on your performance and the Company's performance. Upon the occurrence of an IPO, the Base Salary will increase to not less than $650,000, payable in accordance with the Company's payroll practices as in effect from time to time. After the IPO, the Committee shall review your Base Salary annually and may, in its sole discretion, increase (but not decrease) your Base Salary.

4.    Bonus.

  (a)
  Annual.    During the Term, you will be eligible to receive an annual bonus (the "Annual Bonus") pursuant to the Company's annual incentive plan, with (i) a target bonus opportunity of one hundred twenty-five percent (125%) of Base Salary (the "Target Bonus") and (ii) a maximum bonus opportunity equal to one hundred and fifty percent (150%), which shall be increased upon an IPO to two hundred percent (200%) of the Target Bonus; provided, however, that you will be entitled to receive a minimum Annual Bonus for calendar year 2002, in an amount equal to your Target Bonus. The performance objectives for your Annual Bonus will be determined by the Company's Chief Executive Officer prior to an IPO and by the Committee after an IPO, in both cases in consultation with you, but shall nevertheless be consistent with the performance objectives set for other senior executives of the Company.

  (b)
  Sign-On Bonus.    On June 1, 2002, the Company shall pay you a one-time cash sign-on bonus of $250,000, provided you are employed by the Company on such date.

5.    Stock Option Grant.

        On the Effective Date, you will receive a one-time stock option grant, (the "Option Grant"), pursuant to the terms of SPC's 1994 Stock Plan, to purchase 100,000 shares of SPC's common stock at an exercise price equal to the fair market value of SPC's common stock on the Effective Date, which options shall be exercisable for a period of ten years following the Effective Date. Except as provided below, the Option Grant will vest in equal annual installments on each of the first four anniversaries of the Effective Date in accordance with the 1994 Stock Plan, provided you are still employed by SPC on each such dates. Any outstanding portion of the Option Grant that is not fully vested will become fully vested upon the occurrence, prior to an IPO, of a Change in Control (as defined below), upon termination of your employment due to death or Disability (as defined below), or in the event of termination of your employment by SPC without Cause (as defined below) or by you for Good Reason (as defined below). In the event an IPO occurs prior to the first anniversary of the Effective Date, your Option Grant shall terminate upon your termination of employment with SPC and be of no further force and effect. In the event an IPO occurs after the first anniversary of the Effective Date, you shall remain vested in the then-vested portion of the Option Grant and such vested portion shall remain exercisable for five years following the date of the IPO; and any unvested portion of the Option Grant shall terminate upon your termination of employment with SPC and be of no further force and effect. The Option Grant is intended to serve as the only option grant until such time as there may be an IPO.

6.    St. Paul Re Stock Options.

        Upon an IPO, you will be entitled to receive a stock option grant to purchase SPR common stock (the "IPO Grant") in an amount equal to 1.5% of the outstanding SPR common stock immediately following the IPO on a fully diluted basis at a price not greater than the initial offering price under the IPO and having a term of ten years. Subject to the specific terms of this Letter Agreement, the terms and conditions of your IPO Grant will provide for customary reload features and vesting in equal annual installments on each of the first three anniversaries of the date of the IPO Grant, provided you are then employed by SPR. Any portion of the IPO Grant that is not fully vested will become fully vested upon the occurrence of a change in control of SPR (as such term shall be defined in the stock option plan adopted by SPR), upon termination of your employment due to death or Disability, or in the event of termination of your employment by SPR without Cause or by you for Good Reason.

7.    Other Benefits.

  (a)
  Pre-IPO Employee Benefits.    Prior to an IPO, you will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company, as in effect from time to time, on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company and you will be entitled to four (4) weeks' paid vacation per calendar year in accordance with the Company's vacation policy as in effect from time to time.

  (b)
  Moving Expenses.    The Company will reimburse you (and gross you up for any income taxes incurred by you as a result of such reimbursement) for the costs and expenses reasonably incurred by you (including duty taxes), if applicable, to move to Bermuda, including, without limitation, temporary housing expenses until you acquire a permanent residence in Bermuda, and periodic travel for your family and you between your current residence and Bermuda.

  (c)
  Legal and Other Fees.    The Company will reimburse you for reasonable legal expenses incurred by you in connection with the preparation, negotiation and execution of this Letter Agreement (billed at standard hourly rates).

  (d)
  Reimbursements.    The Company shall reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for senior executives as in effect from time to time.

  (e)
  Life Insurance.    The Company shall purchase and maintain a term life insurance policy insuring you in the amount of $4,000,000, payable to a beneficiary you designate.

  (f)
  Post-IPO Employee Benefits.    SPC understands that SPR may, in connection with an IPO, adopt employee benefit plans, programs and arrangements and perquisites (including, but not limited to, plans and policies covering supplemental retirement benefits, housing reimbursement, business and personal transportation, education reimbursement, vacation, professional financial planning, country club membership fees and dues). SPC agrees that it will not unreasonably oppose SPR's adoption of employee benefit plans and perquisites that are reasonably consistent with industry practices or employee benefit plans and perquisites adopted by other Bermuda-based reinsurance companies and that are appropriate in light of SPR's then current financial status. SPC also agrees that it will not unreasonably oppose SPR's adoption of a long-term incentive plan for senior executives (including you) which is recommended by the Committee and adopted by the Board and appropriate in light of SPR's then current financial status. Notwithstanding anything contained herein to the contrary, you will be entitled to after the IPO (i) reimbursement of reasonable housing expenses (estimated at $25,000 per month), (ii) a reasonable annual family travel and education allowance, and (iii) membership in one club with all dues and fees paid by the SPR.

8.    Termination of Employment.

  (a)
  Resignation for Good Reason or Termination Without Cause.    If you terminate your employment for Good Reason or you are terminated by the Company without Cause, you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) three hundred percent (300%) of your then current Base Salary and the greater of your then current Target Bonus and the Annual Bonus you received for the fiscal year immediately preceding the year during which termination of your employment occurs (in each case, without regard for any reduction resulting in Good Reason for your termination), and (ii) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing through the date of termination, provided that you execute a release substantially in the form attached hereto as Exhibit A concurrently with such payment. In addition to the foregoing lump sum payment, (A) the Company will continue your participation in the Company's health and welfare plans, (or if you are ineligible to continue to participate under the terms thereof, in substitute programs adopted by the Company providing substantially comparable benefits), but only until, in the case of such health and welfare plans, the earlier of three years following the date of such termination of employment and the date on which you are employed by any subsequent employer, and (B) the unvested portion of any outstanding Option Grant, or IPO Grant and other equity incentive awards granted to you from time to time shall fully vest as of the date of such termination and, together with any previously vested portion of the Option Grant and IPO Grant, shall remain exercisable (as if you had remained in your position with the Company throughout such term) for the lesser of (x) five years and (y) the remainder of the full term of such Option Grant and IPO Grant.

  (b)
  Termination Other than for Good Reason or for Cause.    If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services and any vested options then outstanding shall remain exercisable for 30 days after such termination (although no further options shall vest during such additional 30 day period); provided that an option shall not otherwise be extended beyond the stated term of such option.

  (c)
  Disability or Death.    If your employment terminates by reason of death or Disability, you or your beneficiaries will receive (i) a pro rata portion of your Base Salary and Target Bonus for the year of termination, calculated by multiplying your annual Base Salary and Target Bonus by a fraction, the numerator of which is the number of days in the year elapsed prior to such death or Disability and the denominator of which is 365, and (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination. In addition, the unvested portion of any outstanding Option Grant, IPO Grant and other equity incentive awards granted to you from time to time shall fully vest as of the date of such termination and, along with any previously vested portion of the Option Grant and IPO Grant, shall remain exercisable (as if you had remained in your position with the Company throughout such term) for (x) three years, in the case of termination due to Disability and (y) one year, in the case of termination due to death (provided that an option shall not otherwise be extended beyond the stated term of such option).

    For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company; provided, however, no such act, omission or event shall be treated as "Cause" under this Agreement unless (A) you have been provided a detailed, written statement of the basis for the Company's belief that such act, omission or event constitutes "Cause" and an opportunity to meet with the Company's Chief Executive Officer prior to an IPO or the Board following an IPO (together with your counsel if you choose to have your counsel present at such meeting) after you have had a reasonable period in which to review such statement and if the allegation is made under subsection (i) or (iii) above, have had at least a thirty (30) day period to take corrective action and (B) the Company's Chief Executive Officer or the Board (as the case may be) after such meeting (if you elect so to meet) and after the end of such thirty (30) day correction period determines reasonably and in good faith (or by the affirmative vote of at least two thirds of the members of the Board following an IPO) then in office at a meeting called and held for such purpose that "Cause" continues to exist under this Agreement. For purposes of this Section, no act or failure to act will be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company.

    For purposes of this Letter Agreement, "Good Reason" means (i) the Company reduces your Base Salary or your Target Bonus or your maximum bonus opportunity without your express written consent; (ii) the Company fails to elect you as a member of the SPR Board or, following the IPO, you are no longer a member of the SPR Board; (iii) prior to the IPO, the Company fails to permit you to reasonably participate in the identification and selection of the initial SPR Board or the pre-IPO Chairman of the SPR Board; (iv) the Company reduces the scope of your duties, responsibilities or authority without your express written consent; (v) the Company requires you to report to anyone other the SPC Chairman prior to the IPO and other than to the Board or appoints any other person in a position of equal authority or having a direct reporting responsibility to the Board (other than the Company's Chairman and internal auditors) after the IPO; (vi) the Company breaches any other material provision of this Letter Agreement; (vii) the resignation by you for any reason during the 30-day period commencing 2 years from the Effective Date if an IPO has not occurred or prior to the end of such 2-year period if the Company declares that it will not effectuate the IPO during such 2-year period; (viii) the Company elects not to extend the term of this Letter Agreement; (ix) a resignation for any reason within the 12-month period following a Change in Control (other than the IPO); (x) SPC fails to assign this Letter Agreement to SPR prior to or promptly upon the IPO; (xi) the Company requires you to be principally based more than 35 miles from the Company's offices in New York or Bermuda; or (xii) Bermuda terminates your work permit or visa; provided, however, that if you voluntarily consent to any reduction, transfer or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing, then such redemption, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Agreement as a result of any subsequent reduction described above.

    For purposes of this Letter Agreement, "Disability" will mean "total and permanent disability", as defined in the Company's long-term disability plan for senior executives (or such other long-term disability benefit plan sponsored by the Company in which you participate at the time the determination of Disability is made). In the event SPR does not have a long-term disability plan following an IPO, Disability shall be determined under the SPC long-term disability plan.

9.    Indemnification.

        The Company shall indemnify and make permitted advances to you, to the fullest extent permitted by law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, the Company shall maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

10.  Change in Control.

  (a)
  General.    In the event of a Change in Control of the Company (as defined below) you will be entitled to the benefits provided under the Policy (as defined below) if your employment terminates under the circumstances provided under the Policy. For purposes of the Policy, you will be deemed to be a Tier 1 Employee. For the purposes of this Letter Agreement, a Change in Control of the Company is defined as such term is defined in SPC's Amended and Restated Special Severance Policy as it exists on the date hereof or as it may be amended or replaced by a subsequent policy (including any policy of SPR following an IPO) no less favorable to you (the "Policy"); provided, however, if prior to an IPO, the Company (i) sells at least 50% of the then outstanding SPR voting stock to a third party or (ii) effects the merger of SPR with a third party and following such merger, the Company and its affiliates own less than 50% of the then outstanding voting stock of the surviving company, you shall be entitled to receive the benefits under the Policy as if your employment had been terminated within the 24 months of a Change in Control.

  (b)
  Tax Indemnity. If the Company or the Company's independent accountants determine that any payments and benefits called for under this Letter Agreement together with any other payments and benefits made available to you by the Company or an affiliate will result in you being subject to an excise tax under Section 4999 of the Internal Revenue Code (the "Code") or if such an excise tax is assessed against you as a result of any such payments and other benefits, the Company shall make a Gross Up Payment (as defined below) to or on behalf of you as and when any such determination or assessment is made, provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any determinations under this Section 10 shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits under this Letter Agreement (other than under this Section 10), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company shall provide you with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as you may reasonably request and shall pay for all expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term "Gross Up Payment" for purposes of this Section 10 shall mean a payment to or on behalf of you which shall be sufficient to pay (a) any excise tax described in this Section 10 in full, (b) any interest or penalties assessed by the Internal Revenue Service on you which are related to the payment of such excise tax and (c) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax and any related interest or penalties and on any payments made to avoid assessment of, or mitigate or challenge, the payment of such tax as well as any additional taxes on such payments. Finally, you and the Company acknowledge and agree that a Gross Up Payment is intended to put you in the same after tax position which you would have been in if there was no excise tax under Section 4999 of the Code on any of your payments or benefits described in this Section 10. Therefore you agree to return to the Company the excess of any Gross Up Payment made to you over the payment which would have been sufficient to put you in the same after tax position which you would have been in if there was no excise tax under Section 4999 of the Code on any of your payments or benefits described in this Section 10, and the Company agrees that any such return on one date shall not alter the Company's obligation to make one, or more than one, additional Gross Up Payment at any later date to the extent necessary to put you in the same after tax position which you would have been in if there was no excise tax under Section 4999 of the Code on any of your payments or benefits described in this Section 10.

  (c)
  Continued Effect. This Section 10 shall continue in effect until you agree that all of the Company's obligations to you under this Section 10 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 10, whichever comes first.

11.
Covenants.

        In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

  (a)
  Confidentiality. During the period of your employment and for a period of three years following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of SPC and SPR which are now known to you or which hereafter may become known to you as a result of your employment or association with SPC and SPR and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of SPC and SPR during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to SPC and SPR which has a significant business purpose and is not known or generally available from sources outside SPC and SPR or typical of industry practice, but shall not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to SPC or SPR, as appropriate, to enable SPC or SPR, as appropriate, to seek an appropriate protective order or confidential treatment.

  (b)
  Non-Competition. You further covenant that during the term of your employment and for the fifteen month period following termination of your employment for any reason, you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business. Notwithstanding the preceding sentence, you will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with SPC or SPR.

  (c)
  Non-Solicitation. You further covenant that during the term of your employment and during the two year period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of SPC or SPR at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you). This Section 11(c) shall not apply to any person with respect to whom you had a pre-existing relationship as of the Effective Date, provided that the Company did not incur an executive search fee in recruiting such person to the Company following the Effective Date.

12.
Representations. By signing this Letter Agreement where indicated below, you represent that, except as previously disclosed to the Company, you are not subject to any employment agreement or non-competition agreement, that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions with the Company described above.

13.
Miscellaneous Provisions.

(a)
This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

  (b)
  This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

  (c)
  This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

  (d)
  All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in (i) Minneapolis, Minnesota if the dispute being arbitrated involves SPC or both SPC and SPR, or (ii) New York City if the dispute being arbitrated involves only SPR. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by the Company.

  (e)
  All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

      You, to:

      The address maintained in the Company's records

      With a copy to:

      Stewart Reifler, Esquire
      Vedder, Price, Kaufman & Kammholz
      805 Third Avenue
      New York, New York 10022

      SPC, to:

      The St. Paul Companies, Inc.
      385 Washington Street
      St. Paul, Minnesota 55102
      Attention: General Counsel

      SPR, to:

      The address of SPR's principal place of business
      Attention: General Counsel

        In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

  (f)
  This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

  (g)
  This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

        This Letter Agreement is intended to be a binding obligation upon the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John MacColl for the Company's records.

THE ST. PAUL COMPANIES, INC.
By:	/s/ JAY S. FISHMAN
Name:	Jay S. Fishman
Title:	Chief Executive Officer

        The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/  JEROME T. FADDEN

Jerome T. Fadden

Exhibit A

FULL AND COMPLETE RELEASE

        I, Jerome T. Fadden, in consideration for the payment of the severance described in my Letter Agreement dated March 3, 2002, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Companies, Inc. and St. Paul Re (the "Companies") and their respective current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L., 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. 2000s et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981s, the Americans with Disabilities Act, 42 U.S.C. 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., and equivalent provisions under Bermuda law, whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this "Release"), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the "Released Claims").

        I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:

1.
This Release is in exchange for severance payments to which I would otherwise not be entitled;

2.
No rights or claims are released or waived that may arise after the date this Release is signed by me;

3.
I am here advised to consult with an attorney before signing this Release;

4.
I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.
I have 7 days following my signature of this Release to revoke the Release; and

6.
This Release shall not become effective or enforceable until the revocation period of 7 days has expired.

        If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be mailed by first class mail or by certified mail within the 7 day revocation period and addressed as follows:

      The St. Paul Companies, Inc.
      385 Washington Street
      St. Paul, Minnesota 55102
      Attention: General Counsel

      St. Paul Re
      The address of SPR's principal place of business
      Attention: General Counsel

        This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

        In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Jerome T. Fadden
Dated as of [ , 20 ]

A-2

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FULL AND COMPLETE RELEASE